As filed with the Securities and Exchange Commission on March 4, 2015

Registration No. 333-200306

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                    Blue Water Global Group, Inc.

 (Exact name of registrant as specified in its charter)

                                          Nevada

 (State or other jurisdiction of incorporation or organization)

                                            5810

 (Primary Standard Industrial Classification Code Number)

                                       45-0611648

 (I.R.S. Employer Identification Number)

                          202 Osmanthus Way, Canton, GA  30114; Tel: (949) 264-1475, Fax: (949) 607-4052

 (Address, including zip code, and telephone number, including are code, of registrant’s principal executive offices)

                                202 Osmanthus Way, Canton, GA  30114; Tel: (949) 264-1475

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Taurus Financial Partners, LLC, c/o The Mailbox #5241, P. O. Box 523882, Miami, FL  33152-3882

Tel: (512) 772-1542; Fax: (512) 772-1569

                  As soon as practicable after the effective date of this registration statement

 (Approximate date of commencement of the proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large Accelerated Filer ☐                                                                                                        Accelerated Filer    ☐

Non-Accelerated Filer   ☐  (Do not check if a smaller reporting company)            Smaller Reporting Company ☒

Explanatory Note

On November 17, 2014, Blue Water Global Group, Inc. (“Blue Water”) filed with the Securities and Exchange Commission (“Commission”) a registration statement on Form S-1 (File No. 333-200306) (“Registration Statement”) to register the offer and sale of up to 35,000,000 shares of Blue Water common stock, $0.001 par value.  The Registration Statement was declared effective by the Commission on January 5, 2015.  On January 16, 2015 Blue Water filed a registration statement on Form S-1MEF (File No. 333-201537) (“Subsequent Registration Statement”) solely to increase the aggregate offering price of shares to be offered in the public offering by $210,000.

Since the Registration Statement and Subsequent Registration Statement were made effective, the price of Blue Water’s common stock as quoted on the OTC Bulletin Board increased significantly above the maximum aggregate offering price of the Registration Statement and Subsequent Registration Statement.

Because the maximum offering price per share equates to $0.036 per share, Blue Water’s management has determined it is not in Blue Water’s interest nor that of its shareholders to allow this offering of common stock to continue.  Blue Water is hereby withdrawing the Registration Statement and Subsequent Registration Statement.  No shares of Blue Water’s common stock were sold pursuant to this offering.

Deregistration of Securities

This Post-Effective Amendment No. 1 to the Registration Statement is being filed to terminate this offering and deregister all 35,000,000 unsold shares of Blue Water common stock, $0.001 par value, offered pursuant to the Registration Statement and Subsequent Registration Statement.  Accordingly, Blue Water hereby deregisters the 35,000,000 unsold shares of its common stock registered pursuant to the Registration Statement and Subsequent Registration Statement.

Common Shares Outstanding

As of March 4, 2015, Blue Water had 117,606,213 shares of its common stock, $0.001 par value, issued and outstanding.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Country of St. Maarten, Dutch West Indies on the 4th day of March, 2015.

BLUE WATER GLOBAL GROUP, INC.

By:

/s/ J. Scott Sitra

J. Scott Sitra

President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this amendment to the registration statement has been signed by the following persons in the listed capacities on March 4, 2015:

By:

/s/ J. Scott Sitra

J. Scott Sitra

President, Chief Executive Officer,

Principal Executive Officer, Secretary, Treasurer,

Principal Financial Officer, Principal Accounting Officer and

Sole Director

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